Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Post-Effective Amendment No. 2 to the Registration Statement (Form S-8 No. 333-124818) pertaining to the Garmin International, Inc. 401(k) and Pension Plan of our reports dated February 24, 2010, with respect to the consolidated financial statements and schedule of Garmin Ltd., and the effectiveness of internal control over financial reporting of Garmin Ltd. included in its Annual Report (Form 10-K) for the year ended December 26, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Kansas City, Missouri
June 24, 2010